Exhibit 99.1

Stem Cell Therapy International, Inc.

13406 Racetrack Road #233,

Tampa, FL 33626

STEM CELL THERAPY INTERNATIONAL, INC. CLOSES MERGER WITH

HISTOSTEM LTD.

MERGER FORMS ONE OF THE FIRST COMBINED

PACIFIC RIM & U.S. STEM CELL ENTITIES

TAMPA, Fla. February 1, 2010 – Stem Cell Therapy International, Inc. (OTCBB: SCII) announced that it has completed its merger with Histostem Ltd. of South Korea (“Histostem”), forming one of the first fully merged Pacific Rim stem cell companies and cord blood repositories with a U.S. entity.

David Stark, President and CEO of SCII, commented, “This merger brings together two well respected stem cell companies with complimentary areas of expertise and we are very pleased to partner with Dr. Hoon Han, a preeminent scientist in the field of stem cell research and regenerative medicine. Histostem, which will operate as a wholly owned subsidiary, brings one of the world’s largest, fully accredited cord blood banks, with more than 80,000 cord blood units for use in research and treatments. Additionally, Histostem has market ready products such as the stem cell based facial cream, SteMixx, which has received full Korean FDA approval as an effective treatment to combat the effects of aging skin, which is in the beginning stages of our marketing plan.”

With the close of the merger, SCII will have approximately 176 million common shares outstanding, which includes the approximately 13 million shares that will be issued five days after the announcement of this merger.

Andrew J. Norstrud, Chief Financial Officer, commented, “with the merger completed and our initial financing mechanism in place, management is excited about accelerating our strategic plan, which includes, but is not limited to, product sales, medical treatments, additional acquisitions, partnership opportunities and medical research.”

About Stem Cell Therapy International, Inc.

Stem Cell Therapy International, Inc. (OTC; SCII) is in the field of regenerative medicine. SCII (soon to be renamed AmStem Corporation) is a company devoted to the treatment of patients with stem cell transplantation therapy as well as providing the supplies of biological solutions containing new lines of stem cell products.

About AmStem International Inc.

Amstem International Inc. (“AmStem”) is a new biotechnology company based in Northern California, in the watershed of stem cell innovation fueled by President Obama’s recent announcement to lift Federal funding limitations for stem cell research. AmStem provides biotherapeutic and cosmetic stem cell products, stem cell collection and storage know-how, and access to nanotechnology vital to cutting edge stem cell research. Its web site is under construction at www.amsteminc.com.

About Histostem Co. Ltd.

Histostem was founded in Seoul, Korea in 2000. To date it has treated more than 500 patients with stem cells and currently has approximately 50 full-time employees and several part-time employees. Histostem’s intellectual property portfolio consists of 6 patents that have been granted and 5 patents pending. To its knowledge, Histostem is one of the very few stem cell companies in the world currently earning several million dollars in income from its products and technology. A comprehensive list of Histostem’s achievements can be found at the company’s website http://www.histostem.co.kr (click on English version when entering the site).

Forward-Looking Statements

Some of the statements included in this press release, particularly those anticipating future clinical and business prospects for Stem Cell Therapy International, Inc. may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to obtain necessary capital, , successfully complete clinical trials, our ability to meet anticipated development timelines, our ability to establish global market for the cord blood cells, clinical trial results, successfully consummate future acquisitions, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

CONTACTS:

Stem Cell Therapy International, Inc.

(813) 283-2556

Investor relations:

Jennifer Belodeau/John Nesbett

Institutional Marketing Services (IMS)

(203) 972-9200

IR@amsteminc.com

David Stark, CEO

DStark@amsteminc.com

Andrew Norstrud, CFO

Anorstrud@amsteminc.com